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                                                                       EXHIBIT 5



091078-0527                                                   September 20, 1996




Halter Marine Group, Inc.
13085 Industrial Seaway Road
Gulfport, Mississippi 39503

Gentlemen:

        As set forth in the Registration Statement on Form S-1, Registration No. 333-6967 (the "Registration Statement"), filed by Halter Marine Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 3,000,000 shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), together with 450,000 additional shares of Common Stock (the "Additional Shares") subject to the underwriters' over-allotment option as described in the Registration Statement, certain legal matters in connection with the Shares and the Additional Shares are being passed upon for you by us.

        We understand that the Shares and any Additional Shares are to be sold pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") in substantially the form filed as an exhibit to the Registration Statement.

        In our capacity as your counsel in the connection referred to above, we have examined the form of the Company's Restated Certificate of Incorporation filed as an exhibit to the Registration Statement (the "Restated Certificate of Incorporation"), the Company's Amended and Restated Bylaws, the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

        On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

        1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.





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Halter Marine Group, Inc.            -2-                     September 20, 1996





        2. Upon (a) the effectiveness of the Restated Certificate of Incorporation under the laws of the State of Delaware, (b) the taking of action by the duly authorized Pricing Committee of the Board of Directors of the Company to determine the price at which the Shares and Additional Shares are to be sold under the Underwriting Agreement and (c) the sale of the Shares and any Additional Shares in accordance with the terms and provisions of the Underwriting Agreement for the price so determined, the Shares and any Additional Shares will be duly authorized by all necessary
     corporate action on the part of    the Company, validly issued, fully paid
     and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under "Legal Matters" in the prospectus forming a part of the Registration Statement.



                                            Very truly yours,

                                            /s/ BAKER & BOTTS, L.L.P.
                                            ------------------------------
                                            Baker & Botts, L.L.P.